Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 2, 2022

Farmers and Merchants Bancshares, Inc.	Contact: Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS RECORD

EARNINGS OF $8,149,606 OR $2.70 PER SHARE FOR THE YEAR ENDED

DECEMBER 31, 2021

HAMPSTEAD, MARYLAND (February 2, 2022) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the year ended December 31, 2021 was $8,149,606, or $2.70 per common share (basic and diluted), both all-time annual records, compared to $2,682,003, or $0.90 per common share (basic and diluted), for the year ended December 31, 2020. The primary driver of the significant increase in net income was the acquisition of Carroll Bancorp, Inc. and its subsidiary, Carroll Community Bank (collectively, “Carroll”), that was completed in the fourth quarter of 2020. Also, income from Paycheck Protection Program (“PPP”) loans added approximately $802,000 to net income. As of December 31, 2021, $196,000 of deferred PPP fees, net of income taxes, have not been recognized.

Net income for the three months ended December 31, 2021 was $1,965,265, or $0.65 per common share, compared to $417,394, or $0.14 per common share, for the fourth quarter of 2020.

The Company incurred significant one-time costs during 2020 in connection with the acquisition of Carroll. The table below provides a comparison of the Company’s results for the three and twelve months ended December 31, 2021 versus the same periods of the prior year with and without $1,624,496 and $3,236,817 of acquisition costs incurred during the three and twelve month periods ended December 31, 2020, respectively.

	Three Months Ended (unaudited)			Twelve Months Ended (unaudited)
	December 31, 2021	December 31, 2020		December 31, 2021	December 31, 2020
			Excluding			Excluding
	As Reported	As Reported	Acquisition Costs	As Reported	As Reported	Acquisition Costs

Income before taxes	$2,636,360	$444,255	$2,068,751	$10,582,419	$3,169,214	$6,406,031
Income taxes	671,095	26,861	443,571	2,432,813	487,211	1,292,806
Net income	$1,965,265	$417,394	$1,625,180	$8,149,606	$2,682,003	$5,113,225
Earnings per share, basic and diluted	$0.65	$0.14	$0.54	$2.70	$0.90	$1.71
Return on average assets	1.09%	0.25%	0.97%	1.16%	0.51%	0.97%
Return on average equity	13.91%	3.25%	12.64%	14.85%	5.22%	9.96%

Net interest income for the twelve months ended December 31, 2021 was $5,570,601 higher than for the same period in 2020 due to a $164.7 million increase in average interest earning assets to $664.7 million for the twelve months ended December 31, 2021 as compared to $500.0 million for the same period in 2020, offset by a decrease in the taxable equivalent net yield on interest earning assets to 3.47% for the twelve months ended December 31, 2021 from 3.50% for the twelve months ended December 31, 2020. The taxable equivalent yield on total interest-earning assets decreased 30 basis points to 3.89% for the twelve months ended December 31, 2021 from 4.19% for the same period in 2020. This was offset by a 35 basis point decrease in the cost of deposits and borrowings to 0.54% for the twelve months ended December 31, 2021 from 0.89% for the twelve months ended December 31, 2020. The provision for loan losses totaled $330,000 for the twelve months ended December 31, 2021, compared to $625,000 for the same period in 2020.

Noninterest income increased by $93,795 for the twelve months ended December 31, 2021 when compared to the same period in 2020 primarily as a result of a 148,656 increase in service charges on deposits and a $41,823 increase in bank owned life insurance income, offset by a $114,424 decrease in mortgage banking revenue. Noninterest expense was $1,453,809 lower in the twelve months ended December 31, 2021 when compared to the same period in 2020 due primarily to $3,236,817 in one-time acquisition costs related to the Carroll acquisition, offset by additional personnel, locations and customers added with the acquisition of Carroll. Salaries and benefits increased $1,137,635, other expenses increased $520,034, and occupancy, furniture and equipment costs increased $125,339. Income taxes increased by $1,945,602 during the twelve months ended December 31, 2021 when compared to the same period in 2020 due to higher income before taxes. The effective tax rate increased to 23% during the twelve months ended December 31, 2021 compared to 15% during the same period last year due to a lower percentage of tax exempt income.

Total assets increased to $717 million at December 31, 2021 from $677 million at December 31, 2020. Loans decreased to $482 million at December 31, 2021 from $522 million at December 31, 2020 due primarily to a $22 million decrease in PPP loans. Investments in debt securities increased to $171 million at December 31, 2021 from $78 million at December 31, 2020. Deposits increased to $626 million at December 31, 2021 from $573 million at December 31, 2020. The book value of the Company’s common stock was $18.64 per share at December 31, 2021, compared to $17.18 per share at December 31, 2020.

During the COVID-19 pandemic, the Company has provided relief to our borrowers, as needed, including temporary deferral of payments. At the start of the pandemic in 2020, the Company modified loans totaling $109.2 million, or 30% of its loan portfolio. At December 31, 2021, modified loans totaled $4.3 million, or 1% of the loan portfolio. In addition, the Company has originated $60 million of PPP loans to customers, of which $38 million were made in 2020 and $22 million were made in 2021. $50 million of PPP loans have been forgiven as of December 31, 2021. The Company expects that the majority of the remaining $10 million will be forgiven in 2022.

James R. Bosley, Jr., President and CEO, commented “We are pleased that our 2021 earnings were the highest in the 102 year history of the Company and our return on average equity was just shy of 15%. The significant increase in assets from the Carroll acquisition was the driving factor in the higher earnings. We are also pleased that our combined loan portfolio has performed so well despite the pandemic issues over the last two years. Income from PPP loans, which has been a significant addition to the bottom line in 2021, will decrease by at least 75% in 2022 and will adversely impact 2022 comparative results.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020
	(Unaudited)
Assets

Cash and due from banks	$25,258,932	$39,898,557
Federal funds sold and other interest-bearing deposits	1,203,174	1,077,113
Cash and cash equivalents	26,462,106	40,975,670
Certificates of deposit in other banks	350,000	850,000
Securities available for sale, at fair value	149,237,916	54,477,286
Securities held to maturity, at cost	21,851,975	23,078,519
Equity security, at fair value	543,605	552,566
Restricted stock, at cost	675,400	900,500
Mortgage loans held for sale	126,500	1,673,350
Loans, less allowance for loan losses of $3,650,268 and $3,296,538	482,011,334	521,690,514
Premises and equipment, net	6,259,421	7,736,556
Accrued interest receivable	1,609,063	2,057,491
Deferred income taxes, net	2,177,450	1,219,668
Other real estate owned, net	1,242,365	1,411,605
Bank owned life insurance	11,556,163	11,297,342
Goodwill and other intangibles	7,051,080	7,059,408
Other assets	5,522,877	2,336,607
	$716,677,255	$677,317,082

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$124,175,615	$103,155,113
Interest-bearing	502,239,055	470,246,434
Total deposits	626,414,670	573,401,547
Securities sold under repurchase agreements	5,414,026	24,753,972
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt, net of issuance costs	16,978,905	16,973,280
Accrued interest payable	295,910	409,622
Other liabilities	5,952,286	5,049,178
	660,055,797	625,587,599
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,037,137 shares in 2021 and 3,011,255 shares in 2020	30,372	30,113
Additional paid-in capital	28,857,422	28,294,139
Retained earnings	29,128,600	22,698,954
Accumulated other comprehensive (loss) income	(1,394,936)	706,277
	56,621,458	51,729,483
	$716,677,255	$677,317,082

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Interest income
Loans, including fees	$5,663,588	$6,085,249	$23,491,614	$19,291,162
Investment securities - taxable	544,129	209,356	1,511,970	770,394
Investment securities - tax exempt	148,962	162,794	611,323	625,099
Federal funds sold and other interest earning assets	17,753	18,163	65,496	76,525
Total interest income	6,374,432	6,475,562	25,680,403	20,763,180

Interest expense
Deposits	408,539	699,498	1,997,873	3,128,994
Securities sold under repurchase agreements	6,498	11,608	44,628	107,318
Federal Home Loan Bank advances and other borrowings	192,256	196,639	762,798	222,365
Total interest expense	607,293	907,745	2,805,299	3,458,677
Net interest income	5,767,139	5,567,817	22,875,104	17,304,503

Provision for (recovery of) loan losses	(100,000)	150,000	330,000	625,000

Net interest income after provision for (recovery of) loan losses	5,867,139	5,417,817	22,545,104	16,679,503

Noninterest income
Service charges on deposit accounts	201,271	160,929	724,086	575,430
Mortgage banking income	206,109	340,273	910,513	1,024,937
Bank owned life insurance income	55,380	60,670	229,966	188,143
Fair value adjustment of equity security	(5,140)	(2,533)	(15,354)	10,513
Gain on premium call of debt security	-	-	9,190	-
Other fees and commissions	70,815	115,184	307,513	273,096
Total noninterest income	528,435	674,523	2,165,914	2,072,119

Noninterest expense
Salaries	1,848,017	2,022,907	7,214,871	6,137,050
Employee benefits	418,565	475,237	1,718,465	1,658,651
Occupancy	211,670	206,092	948,757	758,357
Furniture and equipment	197,267	339,623	775,829	840,890
Acquisition	-	1,624,496	-	3,236,817
Other	1,083,695	979,730	3,470,677	2,950,643
Total noninterest expense	3,759,214	5,648,085	14,128,599	15,582,408

Income before income taxes	2,636,360	444,255	10,582,419	3,169,214
Income taxes	671,095	26,861	2,432,813	487,211
Net income	$1,965,265	$417,394	$8,149,606	$2,682,003

Earnings per share - basic and diluted	$0.65	$0.14	$2.70	$0.90